EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FOURTH QUARTER AND YEAR END 2020 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.065

Selected Highlights

•	Record quarterly and annual wood products segment results
•	Fourth quarter Operating EBITDA* of $49.5 million and net loss of $13.0 million
•	2020 annual Operating EBITDA of $192.7 million and net loss of $17.2 million ($0.26 per diluted share)

NEW YORK, NY, February 16, 2021 ‑ Mercer International Inc. (Nasdaq: MERC) today reported fourth quarter 2020 Operating EBITDA increased to $49.5 million from negative $34.2 million in the fourth quarter of 2019 and $45.6 million in the third quarter of 2020.

In the fourth quarter of 2020, net loss was $13.0 million (or $0.20 per share) compared to a net loss of $72.7 million (or $1.11 per share) in the fourth quarter of 2019 and net income of $7.5 million (or $0.11 per share) in the third quarter of 2020.

In 2020, Operating EBITDA decreased by 8% to $192.7 million from $210.4 million in 2019 and the net loss was $17.2 million (or $0.26 per share) compared to $9.6 million (or $0.15 per share) in 2019.

Mr. David Gandossi, the Chief Executive Officer, stated: “All of our mills ran well in the fourth quarter. Our Rosenthal and Peace River mills successfully and safely completed a total of 16 days of annual maintenance downtime. Our recent capital investment in our Friesau sawmill continues to pay dividends in the form of record quarterly operating income of $12.9 million in the fourth quarter.

Our fourth quarter results are highlighted by improved pulp pricing and moderately lower fiber costs, as well as steady production. Fourth quarter average European NBSK list prices were up $40 per ADMT, and average net

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

prices in China were up $65 per ADMT compared to the third quarter. Pulp market fundamentals continued to improve in the fourth quarter allowing us to achieve record sales volumes.

Our wood products segment had record operating results this quarter and benefited from strong demand and robust pricing in the U.S. market. In the current quarter approximately 56% of lumber revenues and 37% of our lumber sales volumes were to the U.S. which was our single largest market.

In the first quarter of 2021, our pulp mills have 20 days of planned annual maintenance downtime (approximately 27,600 ADMTs).

In January 2021, we issued $875 million of 5.125% senior notes due 2029 to refinance and repay all $250 million of our 6.5% senior notes due 2024 and all $550 million of our 7.375% senior notes due 2025. This transaction reduces our cost of capital and extends the maturity of our senior note debt to 2026 at the earliest. After giving effect to the transaction, going forward it will reduce our annual interest expense by approximately $12 million.

While I am pleased that COVID-19 vaccines are beginning to be administered globally, it will be some time before the pandemic is behind us. In late 2020, there was a second wave in reported infections in Europe, the United States and Canada, as well as the emergence of new variants of the virus. As such, we remain committed to maintaining measures and procedures to operate our business safely and efficiently and protect our people.

Looking ahead to 2021, we are encouraged by the improving fundamentals in pulp demand and markets and continued price increases implemented in 2021 to date. Along with continuing strong lumber markets and our ample liquidity position, we are positioned well to execute our strategic  plan in 2021.”

Consolidated Financial Results

	Q4	Q3	Q4	YTD	YTD
	2020	2020	2019	2020	2019
	(in thousands, except per share amounts)
Revenues	$398,195	$333,151	$331,172	$1,423,140	$1,624,411
Operating income (loss)	$15,616	$13,736	$(66,106)	$63,729	$84,003
Operating EBITDA	$49,506	$45,620	$(34,159)	$192,650	$210,397
Net income (loss)	$(12,977)	$7,545	$(72,721)	$(17,235)	$(9,639)
Net income (loss) per common share
Basic and diluted	$(0.20)	$0.11	$(1.11)	$(0.26)	$(0.15)

Consolidated – Three Months Ended December 31, 2020 Compared to Three Months Ended December 31, 2019

Total revenues for the three months ended December 31, 2020 increased by approximately 20% to $398.2 million from $331.2 million in the same quarter of 2019 primarily due to higher pulp and energy sales volumes and higher lumber sales realizations.

Costs and expenses in the current quarter decreased by approximately 4% to $382.6 million from $397.3 million in the fourth quarter of 2019 primarily due to lower annual maintenance costs and per unit fiber costs partially offset by higher pulp sales volumes and the negative impact of a weaker dollar on our euro and Canadian dollar denominated costs and expenses. The fourth quarter of 2019 included the reversal of $13.7 million in accrued wastewater fees as a result of completing certain approved capital projects.

In the fourth quarter of 2020, Operating EBITDA increased to $49.5 million from negative $34.2 million in the same quarter of 2019 primarily due to lower annual maintenance costs, lower per unit fiber costs, higher pulp and energy sales volumes and higher lumber sales realizations.

Segment Results

Pulp: Record quarterly pulp sales volumes and lower annual maintenance and fiber costs

	Three Months Ended December 31,
	2020	2019
	(in thousands)
Pulp revenues	$321,379	$275,517
Energy and chemical revenues	$22,698	$15,273
Operating income (loss)	$4,650	$(66,574)

Pulp segment operating income increased to $4.7 million in the fourth quarter of 2020 compared to an operating loss of $66.6 million in the same quarter of 2019 due to lower annual maintenance and per unit fiber costs and higher pulp and energy sales volumes.

In the fourth quarter of 2020, our pulp sales realizations were flat at $588 per ADMT from $581 per ADMT in the same quarter of the prior year. NBSK sales volumes increased by approximately 13% to a record 469,544 ADMTs in the current quarter from 416,569 ADMTs in the same quarter of 2019 primarily due to lower annual maintenance downtime. In the current quarter of 2020, our pulp mills had 16 days of annual maintenance downtime (approximately 21,500 ADMTs). In the comparative quarter of 2019, our pulp mills had 54 days of annual maintenance downtime (approximately 86,500 ADMTs). We estimate that such downtime in the fourth quarter of 2020 adversely impacted our operating income by approximately $14.7 million, comprised of approximately $9.4 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their results using International Financial Reporting Standards capitalize their direct costs of maintenance downtime.

In the fourth quarter of 2020, per unit fiber costs decreased by approximately 19% from the same quarter of 2019 due to lower per unit fiber costs for all of our mills. In Germany, per unit fiber costs benefited from the continuing availability of beetle damaged wood. In Canada, per unit fiber costs declined due to increased sawmill activity but remained at historically high levels due to strong demand in the mills’ fiber procurement areas.

Wood Products: Record operating income driven by strong demand

	Three Months Ended December 31,
	2020	2019
	(in thousands)
Lumber revenues	$48,560	$35,071
Energy revenues	$3,133	$2,646
Wood residual revenues	$1,398	$1,871
Operating income	$12,859	$5,274

In the fourth quarter of 2020, our wood products segment had record operating income of $12.9 million compared to $5.3 million in the same quarter of 2019 primarily due to higher realized sales prices.

Average lumber sales realizations increased by approximately 35% to $467 per Mfbm in the fourth quarter of 2020 compared to approximately $347 per Mfbm in the same quarter of 2019 primarily due to higher pricing in the U.S. market. U.S. lumber pricing increased due to strong demand in the fourth quarter of 2020 from the U.S. housing and renovation markets. European lumber pricing modestly increased in the quarter due to steady demand with limited supply.

Per unit fiber costs decreased by approximately 5% in the fourth quarter of 2020 from the same quarter of 2019 primarily as a result of the continuing availability of beetle damaged wood.

Consolidated – Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Total revenues in 2020 decreased by approximately 12% to $1,423.1 million from $1,624.4 million in 2019 primarily due to lower pulp sales realizations and pulp sales volumes partially offset by higher lumber sales realizations and lumber sales volumes.

Costs and expenses in 2020 decreased by approximately 12% to $1,359.4 million from $1,540.4 million in 2019 primarily due to lower per unit fiber costs, maintenance costs and pulp sales volumes. 2019 costs and expenses included a reversal of $20.9 million in accrued wastewater fees at our German pulp mills.

In 2020, we had $5.9 million of other income primarily due to a $17.5 million gain on the sale of investments partially offset by a $13.8 million foreign exchange loss primarily on the translation of dollar denominated cash held at our mills as the dollar weakened at the end of 2020. In 2019, we had $6.1 million of other income primarily due to interest earned on cash.

In 2020, Operating EBITDA decreased by approximately 8% to $192.7 million from $210.4 million in 2019 as lower pulp sales realizations were only partially offset by lower per unit fiber costs, lower maintenance costs and higher lumber sales realizations.

Segment Results

Pulp

	Year Ended December 31,
	2020	2019
	(in thousands)
Pulp revenues	$1,130,302	$1,370,742
Energy and chemical revenues	$90,342	$86,381
Depreciation and amortization	$115,945	$117,108
Operating income	$37,952	$90,583

Wood Products

	Year Ended December 31,
	2020	2019
	(in thousands)
Lumber revenues	$180,769	$142,243
Energy revenues	$10,619	$9,721
Wood residual revenues	$6,261	$7,973
Depreciation and amortization	$12,212	$7,966
Operating income	$34,704	$7,349

Liquidity

The following table is a summary of selected financial information as of the dates indicated:

	December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$361,098	$351,085
Working capital	$663,056	$588,385
Total assets	$2,129,126	$2,065,720
Long-term liabilities	$1,316,303	$1,259,005
Total shareholders' equity	$601,027	$550,403

As of December 31, 2020, we had cash and cash equivalents of approximately $361.1 million, approximately $266.8 million available under our revolving credit facilities, providing aggregate liquidity of about $627.9 million.

Current Market Environment

In January 2021, published NBSK list prices increased $50 per ADMT in Europe, and $30 per ADMT in North America and net prices increased $100 per ADMT in China. Although there is continued economic uncertainty as a result of the COVID-19 pandemic, based on the recent NBSK price increases and an improving supply demand balance, we are currently expecting stable pulp demand and modestly improving prices during the course of 2021.

In our lumber segment, going into 2021 we currently expect continued strong lumber demand and prices in the U.S. market along with modestly improving sales realizations in the European market.

Quarterly Dividend

A quarterly dividend of $0.065 per share will be paid on April 7, 2021 to all shareholders of record on March 31, 2021. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for February 17, 2021 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/4hyqmsx9 or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q4	Q3	Q4	YTD	YTD
	2020	2020	2019	2020	2019
	(in thousands, except per share amounts)
Pulp segment revenues	$344,077	$274,916	$290,790	$1,220,644	$1,457,123
Wood products segment revenues	53,091	57,053	39,588	197,649	159,937
Corporate and other revenues	1,027	1,182	794	4,847	7,351
Total revenues	$398,195	$333,151	$331,172	$1,423,140	$1,624,411

Pulp segment operating income (loss)	$4,650	$3,753	$(66,574)	$37,952	$90,583
Wood products segment operating income	12,859	11,963	5,274	34,704	7,349
Corporate and other operating loss	(1,893)	(1,980)	(4,806)	(8,927)	(13,929)
Total operating income (loss)	$15,616	$13,736	$(66,106)	$63,729	$84,003

Pulp segment depreciation and amortization	$30,104	$28,251	$29,492	$115,945	$117,108
Wood products segment depreciation and amortization	3,585	3,446	2,029	12,212	7,966
Corporate and other depreciation and amortization	201	187	426	764	1,320
Total depreciation and amortization	$33,890	$31,884	$31,947	$128,921	$126,394

Operating EBITDA	$49,506	$45,620	$(34,159)	$192,650	$210,397
Income tax recovery (provision)	$(1,645)	$1,775	$15,875	$(6,096)	$(19,226)
Net income (loss)	$(12,977)	$7,545	$(72,721)	$(17,235)	$(9,639)
Net income (loss) per common share
Basic and diluted	$(0.20)	$0.11	$(1.11)	$(0.26)	$(0.15)
Common shares outstanding at period end	65,868	65,868	65,629	65,868	65,629

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*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income (loss) to Operating EBITDA.

Summary Operating Highlights

	Q4	Q3	Q4	YTD	YTD
	2020	2020	2019	2020	2019
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	436.9	400.2	381.3	1,716.1	1,736.4
NBHK	87.4	79.8	60.9	335.0	304.2
Annual maintenance downtime ('000 ADMTs)	21.5	15.0	86.5	50.1	108.1
Annual maintenance downtime (days)	16	10	54	43	82
Pulp sales ('000 ADMTs)
NBSK	469.5	369.9	416.6	1,700.4	1,773.2
NBHK	93.6	100.1	65.3	329.0	325.7
Average NBSK pulp prices ($/ADMT)(1)
Europe	880	840	822	851	946
China	637	572	563	588	612
North America	1,138	1,133	1,115	1,139	1,239
Average NBHK pulp prices ($/ADMT)(1)
China	480	443	455	462	558
North America	868	868	893	881	1,036
Average pulp sales realizations ($/ADMT)(2)
NBSK	588	562	581	572	663
NBHK	454	424	476	452	567
Energy production ('000 MWh)(3)	568.1	529.2	432.9	2,238.6	2,141.2
Energy sales ('000 MWh)(3)	225.3	215.5	154.5	894.5	822.8
Average energy sales realizations ($/MWh)(3)	96	96	88	93	91

Wood Products Segment
Lumber production (MMfbm)	111.4	96.8	106.7	438.0	414.7
Lumber sales (MMfbm)	104.0	118.5	101.1	449.2	408.8
Average lumber sales realizations ($/Mfbm)	467	453	347	402	348
Energy production and sales ('000 MWh)	25.7	17.8	23.1	89.0	83.5
Average energy sales realizations ($/MWh)	122	125	114	119	116

Average Spot Currency Exchange Rates
$ / €(4)	1.1925	1.1698	1.1075	1.1410	1.1194
$ / C$(4)	0.7675	0.7508	0.7578	0.7457	0.7537

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(1)

Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates. Effective January 2020, the RISI pricing report does not provide list prices for China.

(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Revenues	$398,195	$331,172	$1,423,140	$1,624,411
Costs and expenses
Cost of sales, excluding depreciation and amortization	331,173	346,020	1,163,727	1,340,380
Cost of sales depreciation and amortization	33,865	31,693	128,817	125,801
Selling, general and administrative expenses	17,541	19,565	66,867	74,227
Operating income (loss)	15,616	(66,106)	63,729	84,003
Other income (expenses)
Interest expense	(20,690)	(20,647)	(80,746)	(75,750)
Loss on settlement of debt	—	(4,750)	—	(4,750)
Other income (expenses)	(6,258)	2,907	5,878	6,084
Total other expenses, net	(26,948)	(22,490)	(74,868)	(74,416)
Income (loss) before income taxes	(11,332)	(88,596)	(11,139)	9,587
Income tax recovery (provision)	(1,645)	15,875	(6,096)	(19,226)
Net loss	$(12,977)	$(72,721)	$(17,235)	$(9,639)
Net loss per common share
Basic and diluted	$(0.20)	$(1.11)	$(0.26)	$(0.15)
Dividends declared per common share	$0.0650	$0.1375	$0.3325	$0.5375

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MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$361,098	$351,085
Accounts receivable, net	227,055	208,740
Inventories	271,696	272,599
Prepaid expenses and other	15,003	12,273
Total current assets	874,852	844,697
Property, plant and equipment, net	1,109,740	1,074,242
Investment in joint ventures	46,429	53,122
Amortizable intangible assets, net	51,571	53,371
Operating lease right-of-use assets	13,251	13,004
Other long-term assets	31,928	26,038
Deferred income tax	1,355	1,246
Total assets	$2,129,126	$2,065,720
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$210,994	$255,544
Pension and other post-retirement benefit obligations	802	768
Total current liabilities	211,796	256,312
Debt	1,145,294	1,087,932
Pension and other post-retirement benefit obligations	31,810	25,489
Finance lease liabilities	41,329	31,103
Operating lease liabilities	9,933	10,520
Other long-term liabilities	10,909	14,114
Deferred income tax	77,028	89,847
Total liabilities	1,528,099	1,515,317
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,868,000 issued and outstanding (2019 – 65,629,000)	65,800	65,598
Additional paid-in capital	345,696	344,994
Retained earnings	217,106	256,371
Accumulated other comprehensive loss	(27,575)	(116,560)
Total shareholders’ equity	601,027	550,403
Total liabilities and shareholders’ equity	$2,129,126	$2,065,720

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MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2020	2019	2018
Cash flows from (used in) operating activities
Net income (loss)	$(17,235)	$(9,639)	$128,589
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation and amortization	128,921	126,394	96,729
Deferred income tax provision (recovery)	(15,249)	(7,873)	16,596
Inventory impairment	25,998	9,200	—
Loss on settlement of debt	—	4,750	21,515
Defined benefit pension plans and other post-retirement benefit plan expense	3,053	3,449	1,868
Stock compensation expense	928	3,036	3,940
Gain on sale of investments	(17,540)	—	—
Foreign exchange transaction losses	13,272	7,116	746
Other	543	5,834	2,419
Defined benefit pension plans and other post-retirement benefit plan contributions	(4,164)	(4,467)	(1,133)
Changes in working capital
Accounts receivable	(6,269)	41,369	(10,370)
Inventories	(11,430)	24,683	(58,082)
Accounts payable and accrued expenses	(53,744)	45,256	37,959
Other	(5,519)	(4,825)	(4,108)
Net cash from (used in) operating activities	41,565	244,283	236,668
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(78,518)	(132,034)	(87,012)
Purchase of amortizable intangible assets	(647)	(623)	(600)
Acquisitions	—	(6,380)	(380,312)
Purchase of investments	(9,370)	—	—
Proceeds from sale of investments	26,910	—	—
Other	1,798	(321)	445
Net cash from (used in) investing activities	(59,827)	(139,358)	(467,479)
Cash flows from (used in) financing activities
Redemption of senior notes	—	(103,875)	(317,439)
Proceeds from issuance of senior notes	—	205,500	350,000
Proceeds from (repayment of) revolving credit facilities, net	52,651	(58,404)	36,560
Dividend payments	(21,892)	(35,279)	(40,724)
Repurchase of common shares	(162)	(754)	—
Payment of debt issuance costs	—	(4,213)	(10,074)
Proceeds from government grants	362	6,467	—
Other	(4,642)	(3,344)	(3,462)
Net cash from (used in) financing activities	26,317	6,098	14,861
Effect of exchange rate changes on cash and cash equivalents	1,958	(429)	(4,297)
Net increase (decrease) in cash and cash equivalents	10,013	110,594	(220,247)
Cash and cash equivalents, beginning of year	351,085	240,491	460,738
Cash and cash equivalents, end of year	$361,098	$351,085	$240,491

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income (loss) to Operating EBITDA:

	Q4	Q3	Q4	YTD	YTD
	2020	2020	2019	2020	2019
Net income (loss)	$(12,977)	$7,545	$(72,721)	$(17,235)	$(9,639)
Income tax provision (recovery)	1,645	(1,775)	(15,875)	6,096	19,226
Interest expense	20,690	19,864	20,647	80,746	75,750
Loss on settlement of debt	—	—	4,750	—	4,750
Other (income) expenses	6,258	(11,898)	(2,907)	(5,878)	(6,084)
Operating income (loss)	15,616	13,736	(66,106)	63,729	84,003
Add: Depreciation and amortization	33,890	31,884	31,947	128,921	126,394
Operating EBITDA	$49,506	$45,620	$(34,159)	$192,650	$210,397

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